Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Financial Results

For Second Quarter FY 2023

East Rutherford, NJ – November 14, 2022 – Tel-Instrument Electronics Corp. (“Tel-Instrument,” “TIC,” or the “Company”) (OTCQB: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today reported a net loss of $477K ($0.17) per basic and diluted share on revenues of $2.0 million for the second quarter of 2023 fiscal year, ended September 30, 2022.

Notes On Second Quarter:

●	Revenues for the second quarter were $2.0 million, a 44% decline from $3.6 million in the year ago quarter.

●	Gross margin percentage declined to 27% versus 46% in the year ago quarter. This decline was mainly volume related.

●	Operating expenses decreased by $194K, a 15% decline versus the year ago quarter.

●	Operating loss was $535K as compared to an operating profit of $385K in the prior year ago quarter.

●	Net loss was $477K or ($0.17) per share, compared to net income of $1 million ($0.28 per share) in the year-ago quarter.

●	Backlog increased to $6.2 million at the end of the second quarter, a $2.7 million increase from the prior quarter-end.

●	Cash balances decreased to $5.5 million, compared to $7 million at the start of the fiscal year.

Mr. Jeffrey O’Hara, Tel-Instrument’s President and CEO commented, “This has been the third consecutive quarter that has been negatively impacted by parts shortages. Due to the chip shortage situation, vendor lead times have tripled to as long as nine months in some cases. This prevented us from shipping certain high dollar orders in the last quarter. We have been ordering additional components from our vendors to mitigate the impact of extended lead times and we are now receiving sufficient parts to resume more typical production levels. Despite the disappointing start to the current fiscal year, we expect improvement in both revenues and profitability for the second half of the fiscal year. This is based upon the receipt of needed production components for most of our open orders, and the start-up of SDR/OMNI production in the current quarter. We also have several major contracts pending. including a large AN/USM-708 order for the F-35 program and a follow-on T-4530i order from Germany.

We continue to be excited by the positive initial reception we have seen from customers on the SDR/OMNI test set. We continue to conduct product demonstrations with both the major Primes (“major customers”) and airlines. Our international distributors have placed orders for demo units, and we have started to sell production units to customers. We have ordered sufficient parts for the initial six months of production and initial customer deliveries will commence this month. We believe that this will be a strong competitor in both commercial and military avionic and communication test set markets.

The CRAFT ECP contract will be critical for the Company as this is expected to generate millions of dollars of annual production revenues, starting when the engineering work is completed. The CRAFT engineering effort is a funded $2.9 million program and is expected to take two years to complete. TIC successfully completed the start of work (“SOW”) meeting in September 2022 with the next major milestone being the Critical Design Review (“CDR”) which is anticipated to take place next Spring. The Lockheed Martin F-35 MADL development program is nearing completion and we expect to have a Production Readiness Review meeting in December. This product is expected to generate ongoing production revenues in the $600K range. We are also in negotiations with the U.S. Army on a software upgrade for the TS-4530A product to include new functionality such as Mode 5 Level 2B and compatibility with European CCI (“COMSEC Controlled Item”) devices. This software upgrade effort is expected to result in a funded engineering program.

The Aeroflex appeal has been dragging on for several years due in part to the closure of the Kansas Court due to COVID. It now appears that Kansas Court will hear the Appeal in the February/March timeframe. We believe that we have excellent arguments to reduce or reverse the judgment. Regardless of the outcome, we look forward to resolving this case and stopping the accrual of judgment interest.”

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Pauline Romeo
Tel-Instrument Electronics Corp.
(201) 933-1600 (Ext 309)

TEL-INSTRUMENT ELECTRONICS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022	March 31, 2022
	(unaudited)
ASSETS

Current assets:
Cash	$3,436,366	$4,949,690
Accounts receivable, net	1,436,023	1,049,040
Inventories, net	2,934,247	2,820,497
Restricted cash to support appeal bond	2,011,050	2,011,050
Prepaid expenses and other current assets	333,522	244,040
Total current assets	10,151,208	11,074,317

Equipment and leasehold improvements, net	96,160	115,338
Operating lease right-of-use assets	1,624,682	1,720,921
Deferred tax asset, net	2,688,431	2,499,587
Other long-term assets	35,109	35,109
Total assets	$14,595,590	$15,445,272

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Operating lease liabilities – current portion	$198,191	$194,370
Accounts payable	481,425	406,489
Deferred revenues - current portion	118,007	119,835
Accrued expenses ‐vacation pay, payroll and payroll withholdings	293,348	410,538
Accrued legal damages	6,220,209	6,097,273
Accrued expenses - other	182,390	174,145
Total current liabilities	7,493,570	7,402,650

Operating lease liabilities – long-term	1,426,491	1,526,551
Deferred revenues – long-term	226,297	289,071

Total liabilities	9,146,358	9,218,272

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, par value $0.10 per share
Preferred stock, 500,000 shares 8% Cumulative Series A Convertible Preferred authorized, issued and outstanding, par value $0.10 per share	3,755,998	3,695,998
Preferred stock, 166,667 shares 8% Cumulative Series B Convertible Preferred authorized, issued and outstanding, par value $0.10 per share	1,167,367	1,147,367
Common stock, 7,000,000 shares authorized, par value $0.10 per share, 3,255,887 and 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Additional paid-in capital	6,870,822	7,018,353
Accumulated deficit	(6,670,541)	(5,960,304)
Total stockholders’ equity	5,449,232	6,227,000
Total liabilities and stockholders’ equity	$14,595,590	$15,445,272

TEL-INSTRUMENT ELECTRONICS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Net sales	$2,012,758	$3,610,863	$4,266,515	$7,743,256
Cost of sales	1,459,286	1,942,956	2,877,858	4,060,602

Gross margin	553,472	1,667,907	1,388,657	3,682,654

Operating expenses:
Selling, general and administrative	478,758	596,618	1,034,967	1,150,651
Litigation expenses	495	3,220	1,219	4,400
Engineering, research, and development	609,636	682,852	1,131,739	1,376,427
Total operating expenses	1,088,889	1,282,690	2,167,925	2,531,478

(Loss) income from operations	(535,417)	385,217	(779,268)	1,151,176

Other income (expense):
Interest income	2,137	995	3,123	1,980
Other income	-	22,260	-	35,853
Gain on forgiveness of PPP loan	-	722,577	-	722,577
Interest expense – judgement	(71,016)	(52,490)	(122,936)	(104,410)
Total other net (expense) income	(68,879)	693,342	(119,813)	656,000

(Loss) income before income taxes	(604,296)	1,078,559	(899,081)	1,807,176

Income tax (benefit) expense	(126,928)	78,883	(188,844)	231,999

Net (loss) income	(477,368)	999,676	(710,237)	1,575,177

Preferred dividends	(80,000)	(80,000)	(160,000)	(160,000)

Net (loss) income attributable to common shareholders	$(557,368)	$919,676	$(870,237)	$1,415,177

Basic net (loss) income per common share	$(0.17)	$0.28	$(0.27)	$0.43
Diluted net (loss) income per common share	$(0.17)	$0.20	$(0.27)	$0.31

Weighted average shares outstanding:
Basic	3,255,887	3,255,887	3,255,887	3,255,887
Diluted	3,255,887	5,095,665	3,255,887	5,095,665